Exhibit 107

Calculation of Filing Fee Table

FORM S-4

(Form Type)

ZYMEWORKS DELAWARE INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.00001 par value per share(4)	457(c),(f)(1)	70,897,339	$5.78	$409,786,619.42	$92.70 per $1,000,000	$37,987.22

Equity	Warrants(5)	457(i)	8,581,961	—	—	—	—

Equity	Common Stock, $0.00001 par value per share(6)	457(c),(f)(1), (i)	8,581,961	$5.79	$49,689,555.00	$92.70 per $1,000,000	$4,606.23

Total Offering Amounts					$459,476,174.42		$42,593.45

Total Fee Offsets							–

Net Fee Due							$42,593.45

(1)

All securities being registered will be issued by Zymeworks Delaware Inc., a Delaware corporation (“Parent”). The reorganization transactions described in this registration statement and the enclosed proxy statement/prospectus (the “Reorganization”), will include, among others, (i) the issuance to Zymeworks Shareholders (as defined in the registration statement), at their election and subject to applicable eligibility criteria, for each Zymeworks Common Share (as defined in the registration statement), either (a) one share of Parent common stock, par value $0.00001 per share (the “Delaware Common Stock”) or (b) one exchangeable share (the “Exchangeable Shares” and recipients thereof, the “Exchangeable Shareholders”) in the capital of Zymeworks ExchangeCo Ltd., a company existing under the laws of the Province of British Columbia and a direct, wholly-owned subsidiary of Callco (“ExchangeCo”), subject to a cap on the aggregate number of Exchangeable Shares that is equal to 18% of (1) the number of Zymeworks Common Shares issued and outstanding, less (2) the number of Zymeworks Common Shares held by any Zymeworks Shareholders who exercise their Dissent Rights, (the “Exchangeable Share Cap”); (ii) the entry by Parent, Zymeworks CallCo ULC, an unlimited liability company existing under the laws of the Province of British Columbia and a direct, wholly-owned subsidiary of Parent (“Callco”) and ExchangeCo into the Exchangeable Share Support Agreement (the “Support Agreement”); and (iii) the entry by Parent, ExchangeCo, Callco and Computershare Trust Company of Canada, a trust company existing under the laws of Canada (the “Share Trustee”) into the Voting and Exchange Trust Agreement (the “Trust Agreement”) for the benefit of the Exchangeable Shareholders. After the Reorganization is complete, Zymeworks Shareholders will hold one share of

Delaware Common Stock for each Zymeworks Common Share owned immediately prior to the Reorganization, or, in the case of the Exchangeable Shareholders to the extent of their election, one Exchangeable Share for each Zymeworks Common Share owned immediately prior to the Reorganization, up to an aggregate number of Exchangeable Shares that is equal to or less than the Exchangeable Share Cap. If the Exchangeable Share Cap is reached, then the Exchangeable Shares shall be allocated proportionally among the applicable Exchangeable Shareholders and rounded down to the nearest whole share in respect of each Exchangeable Shareholder, and any other Zymeworks Common Shares held by them will be exchanged for Delaware Common Stock. The Share Trustee will hold one share of Parent preferred stock, par value $0.00001 per share, (the “Special Voting Stock”), which will be held by the Share Trustee under the terms of the Trust Agreement, and which shall have certain variable voting rights as further described in the proxy statement/prospectus contained in this Registration Statement.

(2)

Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)

In accordance with Rule 457(f)(1), Rule 457(c) and Rule 457(i) under the Securities Act of 1933, as amended (the “Securities Act”), as applicable, solely for purposes of calculating the registration fee, based on (i) in respect of the shares of Delaware Common Stock issuable upon exercise of outstanding pre-funded warrants of Zymeworks (the “Zymeworks Warrants”), the sum of (a) $5.79, the average of the high and low prices of each Zymeworks Common Share on the New York Stock Exchange (the “NYSE”) on July 12, 2022 and (b) the $0.0001 exercise price of the Zymeworks Warrants and (ii) with respect to the remaining shares of Delaware Common Stock, $5.78, the average of the high and low price of each Zymeworks Common Share as reported on the NYSE on July 12, 2022. Pursuant to Rule 457(i), no separate fee is required for the registration of the Zymeworks Warrants.

(4)

Represents a maximum aggregate amount of up to 70,897,339 shares of Delaware Common Stock issuable pursuant to the Transaction Agreement (as defined in the registration statement), consisting of (i) up to 57,891,885 shares of Delaware Common Stock to be issued (a) in exchange for Zymeworks Common Shares and (b) upon exchange of the Exchangeable Shares; (ii) up to 8,188,908 shares of Delaware Common Stock issuable upon exercise of outstanding options and settlement of outstanding restricted stock units under the Zymeworks Incentive Plans (as defined in the Registration Statement), and (iii) up to 4,816,546 shares of Delaware Common Stock reserved for issuance under the Zymeworks Incentive Plans.

(5)	Represents the Zymeworks Warrants that will be assumed by Parent in connection with the Reorganization and thereafter will be exercisable for shares of Delaware Common Stock.
(6)	Represents a maximum aggregate amount of up to 8,581,961 shares of Delaware Common Stock issuable upon exercise of outstanding Zymeworks Warrants.